EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: ELISE HUBBARD
October 24, 2014	CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 INCLUDING 43% DECREASE IN NON-PERFORMING ASSETS

BOWIE, MD – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank reported 42.51% decrease in non-performing assets at September 30, 2014 compared to December 31, 2013.  Non-performing assets decreased by $5.8 million and $6.4 million, respectively, as of September 30, 2014 to 0.70% of total assets from 1.20% at June 30, 2014 and 1.27% at December 31, 2013.  Net income available to common stockholders was $1.7 million for the three months ended September 30, 2014, compared to net earnings of $2.2 million for the three months ended September 30, 2013.  Earnings were $0.16 per basic and diluted common share for the three months ended September 30, 2014, compared to $0.22 per basic and diluted common share for the same period in 2013.

Earnings were $5.3 million for the nine months ended September 30, 2014, compared to $3.4 million for the same nine month period last year.  Earnings were $0.50 per basic and $0.49 per diluted common share for the nine months ended September 30, 2014 compared to $0.40 per basic and diluted share for the same period last year.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: “We are pleased to report great improvement in our asset quality measures.  As planned, we believe our balance sheet is vastly improved. It takes time to dispose of non-performing assets and we have successfully been doing this on-plan, and consistently as the improving market permits.  Non-performing assets, as a percentage of total assets, decreased 50 basis points during the quarter and 57 basis points to date. We continue to concentrate on improving asset quality while concurrently growing our loan and deposit relationships.  Core deposits increased a healthy $10.2 million in the quarter as a result of our increased efforts in providing quality products and service to our customers.  This deposit growth has allowed us to continue to focus on reducing cost of funds, providing the opportunity to enhance net income.”

HIGHLIGHTS:

•	Non-performing assets decreased to 0.70% of total assets at September 30, 2014 compared to 1.27% at December 31, 2013.
•	Total deposits grew $10.2 million and $45.3 million, respectively, during the three and nine month periods ending September 30, 2014.
•	Net loans increased $40.4 million, or 4.76%, during the nine months ended September 30, 2014, to $889.6 million, compared to $849.3 million at December 31, 2013.
•

The provision for loans losses for the quarter ending September 30, 2014 was $555 thousand compared to $590 thousand for the third quarter last year.  The provision for loan losses for the nine month period ending September 30, 2014 was $2.4 million compared to $990 thousand for the same nine month period last year. The increase in our provision for loan losses during the nine month period ended September 30, 2014 is primarily due to one commercial/hotel loan that required an additional provision of $1.4 million to reserve loss on the property. The property was sold at foreclosure and settled in September.

•

The net interest margin was 3.97% for the quarter ending September 30, 2014 compared to 4.69% for the quarter ended September 30, 2013.  The net interest margin was 4.18% for the nine months ending September 30, 2014 compared to 4.46% for the comparable nine month period last year.  Re-pricing in the loan portfolio and lower yields on new loans caused the average loan yield to decline.  Additionally, early payoff of acquired loans negatively affecting the accretion yield on acquired loans and decreased the net interest margin for the three month period ending September 30, 2014.

•	Total assets at September 30, 2014 increased by $14.7 million from June 30, 2014 and $40.8 million from December 31, 2013.
•

The third quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.57% and 5.22%, respectively, compared to ROAA and ROAE of 0.75% and 7.47%, respectively, for the third quarter of 2013.

•

ROAA and ROAE for the nine months ended September 30, 2014 were 0.60% and 5.53%, respectively, compared to ROAA and ROAE of 0.45% and 4.80%, respectively, for the nine months ending September 30, 2013.

•	We ended the third quarter of 2014 with a book value of $12.35 per common share and a tangible book value of $11.20 per common share compared to $11.71 and $10.50, respectively, at December 31, 2013.
•	We maintained strong liquidity and by all regulatory measures remained “well capitalized”.

Total assets at September 30, 2014 increased $40.8 million from December 31, 2013 primarily due to an increase of $36.7 million in loans held for investment, offsetting a decrease of $8.6 million in our investment securities available for sale.

Total net loans decreased $4.0 million for the three month period ending September 30, 2014.  This decrease is the result of pay-downs and approximately $16.5 million of pay-offs on our existing loan portfolio and a decline in loan originations for the third quarter.  Two real estate properties were sold by the borrowers in the open market resulting in payoffs of approximately $15.0 million and one commercial/hotel loan with a net balance of approximately $1.5 million was paid off through a foreclosure auction. Total net loans increased $40.4 million during the nine month period ended September 30, 2014 as a result of continued efforts to originate new loans, primarily in our commercial real estate and construction permanent loan portfolios.   During the quarter ending September 30, 2014, we used excess funds received from loan payoffs and invested $13.3 million in interest earning assets classified as mortgage-backed securities (MBS).

 Nonperforming assets, which include non-accrual loans, foreclosed real estate and troubled debt restructured loans, have decreased 57 basis points from 1.27% of total assets at December 31, 2013 to 0.70% of total assets at September 30, 2014. We remain focused on reducing nonperforming assets and classified loans.  Non-accrual loans were $4.6 million at September 30, 2014 compared to $8.8 million at December 31, 2013, reflecting a reduction of $4.2 million, primarily due to one commercial/hotel loan that was resolved during the third quarter.   Other real estate owned declined $1.6 million since December 31, 2013 primarily due to the sale of a foreclosed property that resulted from an acquired hospitality loan.

Deposit growth during the nine month period was comprised of increases of $18.6 million, or 8.12%, in non-interest bearing deposits and $26.7 million, or 3.59%, in interest bearing deposits.  The increase in our deposit base is due to our enhanced presence in our primary market and surrounding areas as a result of our marketing efforts as well as the continued efforts of our cash management and financial services teams.

The above-noted decrease in net income for the three months ending September 30, 2014 compared to the three months ending September 30, 2013, was primarily the result of a $1.3 million, or 11.51%, decrease in net interest income, a $113 thousand, or 7.98%, decrease in non-interest income, offsetting a $601 thousand decrease in non-interest expenses.  The decline in net interest income is primarily due to a decrease of $1.7 million in accretion on acquired loans resulting from payoffs that accelerated accretion in the months ended September 30, 2013 and accelerated amortization in the three months ended September 30, 2014.  The above-noted increase in net income for the nine months ending September 30, 2014 compared to the nine months ending September 30, 2013, was primarily the result of a $2.6 million, or 9.12%, increase in net interest income and a $758 thousand, or 19.91%, increase in non-interest income, and a decrease of $757 thousand in non-interest expenses, offsetting an increase of $1.4 million in our provision for loan losses.

The provision recorded in the three months ended September 30, 2014, in the absence of loan growth, was primarily related to the impact of the previously discussed commercial/hotel loss on our historical loss factors used to determine our Allowance for Loan Losses.  The increase in our provision for loan losses during the nine month period ended September 30, 2014 was primarily due to the same commercial/hotel loan that was placed on nonaccrual status during the first quarter of 2014 in connection with which we recognized an additional provision of $1.4 million in the second quarter.  This commercial loan was subsequently resolved in the third quarter as expected with no additional loss. Due to the sale of this property, an anticipated $2.7 million charge off was incurred during the third quarter.

Net interest income decreased for the three month periods ending September 30, 2014 as a result of a decrease in the yield earned on our average interest earning assets.  During the quarter ended September 30, 2014, yield on our average interest earning assets was 4.33% compared to 5.11% for same three month period last year.  Furthermore, accretion on acquired loans decreased $1.7 million for the three month period ending September 30, 2014 compared to the same three month period last year.   Net interest income increased during the nine month period ending September 30, 2014 as a result of an increase on our average interest earnings assets.  The decrease in non-interest income for the three month period ending September 30, 2014 was primarily the result of decreases in other fees and commissions, primarily letter of credit fees and other marketable loan fees.  The increase in non-interest income for the nine month period ending September 30, 2014, is primarily due to increases on service charges on deposit accounts, other loans and fees, primarily letter of credit fees, earnings on bank owned life insurance and gain on the sale of stock, offsetting the decrease on the gain on sale of investment securities.  The decrease in non-interest expenses for the three month period was primarily the result of a reduction in occupancy expense, data processing, merger and integration and gain on the sale of other real estate owned.  The decrease in non-interest expenses for the nine month period was primarily due to merger expenses that were recognized in the period ending September 30, 2013 as a result of the WSB Holdings, Inc. acquisition, partially offset by an increase in salaries and benefits for the 2014 period as a result of severance payments associated with the merger that were recognized in the first quarter of 2014.

Net interest margin for the three months ended September 30, 2014 decreased to 3.97% from 4.69% during the three months ending September 30, 2013.  The net interest margin for the nine months ended September 30, 2014 decreased to 4.18% from 4.46% during the nine months ending September 30, 2013.  Large payoffs attributed to the acceleration of amortization of fair value marks on acquired loans, which negatively impacted the yield on loans by a decrease of 24 basis points for the three month period ending September 30, 2014 compared to the three months ended June 30, 2014, and 60 basis points compared to the three month period ending September 30, 2013.  These negative swings related to acceleration of amortization of fair value marks by approximately $300 thousand on one real estate loan which negatively impacted income in the quarter ending September 30, 2014, as compared to approximately $360 thousand accreted to income due to a payment on one loan in the quarter ending June 30, 2014 and approximately $1.2 million accreted to income due to payments on two loans during the three month period ending September 30, 2013.  The average interest rate on total interest-bearing liabilities decreased to 0.47% for the three months ended September 30, 2014 compared to 0.53% for the three months ended September 30, 2013.  The average interest rate on total interest-bearing liabilities decreased to 0.45% for the nine months ended September 30, 2014 compared to 0.56% for the nine months ended September 30, 2013.

Old Line Bancshares, Inc. announced plans to realign branch offices within our footprint, which includes the closing and consolidation of four branches. The branches to be closed are Crofton Centre, Lexington Park, Solomons and Waldorf Charles County Plaza. All of these branches have existing Old Line Bank branches within close proximity.  The closing of the branches, which is scheduled for December 2014, will result in an estimated pre-tax cost savings of approximately $1.6 million in 2015.  One-time charges related to the branch consolidation are estimated to be up to $1.2 million and will be recognized upon closing of the branches.

“Making the decision to consolidate branches is never an easy one," said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. "We carefully considered our clients’ needs while maximizing efficiencies and ensuring the future growth of the Bank.  The planned closings and consolidations are a result of an evaluation that measured near-term growth potential in the current locations as well as the Bank's ability to continue to service clients' needs at nearby locations.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to planned branch closings and the anticipated associated costs and savings, improving asset quality, loan and deposit growth and enhanced revenue, constitute a “forward-looking statement” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slowdown in the recovery in our target markets or nationally, sustained high levels of or increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Balance Sheets

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013 (1)	2013
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$42,266,194	$29,887,334	$54,197,169	$28,316,351	$49,957,119
Interest bearing accounts	30,396	30,389	30,383	30,375	30,364
Federal funds sold	533,612	304,246	178,806	711,574	1,005,491
Total cash and cash equivalents	42,830,202	30,221,969	54,406,358	29,058,300	50,992,974
Investment securities available for sale	163,535,833	155,706,684	172,094,347	172,169,776	181,527,632
Loans held for sale	5,735,282	4,074,911	1,646,330	2,014,711	22,584,750
Loans held for investment, less allowance for loan losses of $3,872,197 and $4,929,213 for September 30, 2014 and December 31, 2013.	883,905,233	889,524,786	849,429,721	847,248,590	805,890,567
Equity securities at cost	4,304,197	4,304,196	4,304,197	5,669,807	5,850,652
Premises and equipment	34,366,258	34,604,271	34,661,659	35,215,868	35,520,366
Accrued interest receivable	3,002,457	2,978,470	3,131,042	3,432,924	3,256,311
Deferred income taxes	19,843,857	19,850,224	20,639,961	21,868,076	21,451,728
Bank owned life insurance	31,214,396	31,000,380	30,787,554	30,577,187	30,357,357
Other real estate owned	2,699,846	4,627,465	4,593,154	4,311,342	5,909,260
Goodwill	7,793,665	7,793,665	7,793,665	7,793,665	7,793,665
Core deposit intangible	4,633,766	4,846,737	5,058,951	5,287,501	5,518,619
Other assets	4,128,206	3,732,934	4,390,527	2,575,377	3,059,574
Total assets	$1,207,993,198	$1,193,266,692	$1,192,937,466	$1,167,223,124	$1,179,713,455

Deposits
Non-interest bearing	$247,291,192	$237,614,952	$234,512,077	$228,733,624	$223,503,418
Interest bearing	772,344,384	771,801,936	773,640,266	745,625,862	761,869,410
Total deposits	1,019,635,576	1,009,416,888	1,008,152,343	974,359,486	985,372,828
Short term borrowings	35,558,734	35,769,108	38,193,867	49,530,125	56,204,082
Long term borrowings	6,017,844	6,043,715	6,071,856	6,093,074	6,118,744
Accrued interest payable	241,740	229,939	241,981	264,807	250,164
Accrued pension	5,069,745	5,003,784	4,996,120	4,921,241	4,844,855
Income taxes payable	3,406,234	2,376,461	2,988,981	2,556,609	371,026
Other liabilities	4,557,087	2,252,083	2,744,510	2,948,464	3,419,993
Total liabilities	1,074,486,960	1,061,091,978	1,063,389,658	1,040,673,806	1,056,581,692

Stockholders' equity
Common stock	107,864	107,854	107,854	107,772	107,612
Additional paid-in capital	104,900,904	104,820,171	104,748,891	104,622,171	104,408,960
Retained earnings	28,826,765	27,621,537	26,283,617	24,879,275	20,882,086
Accumulated other comprehensive (loss)	(589,650)	(639,502)	(1,871,087)	(3,359,823)	(2,628,710)
Total Old Line Bancshares, Inc.stockholders' equity	133,245,883	131,910,060	129,269,275	126,249,395	122,769,948
Non-controlling interest	260,355	264,654	278,533	299,923	361,815
Total stockholders' equity	133,506,238	132,174,714	129,547,808	126,549,318	123,131,763
Total liabilities and stockholders' equity	$1,207,993,198	$1,193,266,692	$1,192,937,466	$1,167,223,124	$1,179,713,455
Shares of basic common stock outstanding	10,786,370	10,785,370	10,785,370	10,777,112	10,761,112

(1)	Financial information as of December 31, 2013 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months	Three Months	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2014	2014	2014	2013 (1)	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$10,232,684	$10,599,999	$10,333,973	$11,519,191	$11,527,459	$31,166,655	$28,687,187
Investment securities and other	885,324	1,017,039	1,037,897	1,060,493	1,031,015	2,940,261	2,995,967
Total interest income	11,118,008	11,617,038	11,371,870	12,579,684	12,558,474	34,106,916	31,683,154
Interest expense
Deposits	850,964	856,639	894,303	923,039	970,911	2,601,906	2,793,005
Borrowed funds	111,693	148,918	118,276	122,522	111,728	378,887	363,687
Total interest expense	962,657	1,005,557	1,012,579	1,045,561	1,082,639	2,980,793	3,156,692
Net interest income	10,155,351	10,611,481	10,359,291	11,534,123	11,475,835	31,126,123	28,526,462
Provision for loan losses	555,134	1,544,280	269,769	514,190	590,000	2,369,183	990,000
Net interest income after provision for loan losses	9,600,217	9,067,201	10,089,522	11,019,933	10,885,835	28,756,940	27,536,462
Non-interest income
Service charges on deposit accounts	483,865	493,482	451,596	472,945	466,571	1,428,943	1,134,986
Gain on sales or calls of investment securities	-	129,911	-	-	-	129,911	641,088
Gain on sale of stock	-	-	96,993	-	-	96,993	-
Earnings on bank owned life insurance	248,259	246,371	243,607	252,265	253,894	738,237	587,763
Gains (losses) on disposal of assets	-	17,919	-	-	-	17,919	(104,639)
Gain on sale of loans	224,930	195,829	106,720	3,601,972	236,167	527,478	477,587
Other fees and commissions	348,090	784,622	493,209	852,470	461,724	1,625,314	1,070,167
Total non-interest income	1,305,144	1,868,134	1,392,125	5,179,652	1,418,356	4,564,795	3,806,952
Non-interest expense
Salaries & employee benefits	4,602,520	4,051,407	4,873,634	4,668,944	4,684,407	13,527,562	12,139,833
Occupancy & Equipment	1,367,808	1,436,564	1,586,777	1,513,265	1,377,927	4,390,541	3,573,342
Data processing	368,717	312,042	307,160	393,863	459,973	987,919	1,028,907
Merger and integration	-	-	29,167	349,028	143,082	29,167	3,169,917
Core deposit amortization	212,970	212,214	228,550	231,119	231,118	653,734	607,575
(Gains)losses on sales of other real estate owned	(260,533)	(79,127)	(203,068)	(210,665)	11,072	(542,728)	212,296
OREO expense	159,238	112,659	83,066	210,122	159,234	354,963	628,307
Other operating	2,078,155	2,446,147	2,071,256	2,284,281	2,063,596	6,595,558	5,393,577
Total non-interest expense	8,528,875	8,491,906	8,976,542	9,439,957	9,130,409	25,996,716	26,753,754

Income before income taxes	2,376,486	2,443,429	2,505,105	6,759,628	3,173,782	7,325,019	4,589,660
Income tax expense	636,239	687,973	690,737	2,393,268	970,510	2,014,950	1,208,816
Net income	1,740,247	1,755,456	1,814,368	4,366,360	2,203,272	5,310,069	3,380,844
Less: Net (loss) attributable to the noncontrolling interest	(4,299)	(13,880)	(21,389)	(61,892)	(5,142)	(39,568)	(29,732)
Net income available to common stockholders	$1,744,546	$1,769,336	$1,835,757	$4,428,252	$2,208,414	$5,349,637	$3,410,576
Earnings per basic share	$0.16	$0.16	$0.17	$0.41	$0.22	$0.5	$0.4
Earnings per diluted share	$0.16	$0.16	$0.17	$0.41	$0.22	$0.49	$0.4
Dividend per common share	$0.05	$0.04	$0.04	$0.04	$0.04	$0.13	$0.12
Average number of basic shares	10,785,881	10,785,370	10,780,141	10,768,104	10,004,138	10,783,818	8,464,113
Average number of dilutive shares	10,921,555	10,948,368	10,942,110	10,891,654	10,117,380	10,937,720	8,565,602

(1)	Financial Information as of December 31, 2013 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Average Balances, Interest and Yields

	9/30/0014		12/31/2013		12/31/2013		12/31/2013		9/30/2013
	Average		Average		Average		Average		Average
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Assets:
Int. Bearing Deposits	$3,896,273	0.17%	$4,024,265	0.17%	$1,352,504	0.12%	$2,903,193	0.11%	$2,997,163	0.09%
Investment Securities (2)	159,259,044	2.94%	170,389,632	3%	174,564,325	3.06%	188,455,728	2.82%	193,421,563	2.7%
Loans	897,381,372	4.57%	865,944,038	4.99%	851,079,999	5%	837,359,182	5.54%	817,877,455	5.67%
Allowance for Loan Losses	(6,422,492)		(5,290,130)		(5,001,250)		(4,609,398)		(4,353,910)
Total Loans
Net of allowance	890,958,880	4.6%	860,653,908	5.02%	846,078,749	5.03%	832,749,784	5.57%	813,523,545	5.71%
Total interest-earning assets	1,054,114,197	4.33%	1,035,067,805	4.67%	1,021,995,578	4.69%	1,024,108,705	5.05%	1,009,942,271	5.11%
Noninterest bearing cash	42,071,667		39,297,001		36,258,104		38,364,347		40,562,522
Other Assets	109,199,887		109,464,228		110,237,569		111,316,325		113,104,275
Total Assets	$1,205,385,751		$1,183,829,034		$1,168,491,251		$1,173,789,377		$1,163,609,068

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$776,032,831	0.44%	$768,879,677	0.45%	$751,439,481	0.48%	$754,128,604	0.49%	$770,907,260	0.5%
Borrowed Funds	39,031,131	1.14%	41,102,469	1.45%	51,661,794	0.93%	53,222,290	0.91%	41,022,029	1.08%
Total interest-bearing liabilities	815,063,962	0.47%	809,982,146	0.5%	803,101,275	0.51%	807,350,894	0.51%	811,929,289	0.53%
Noninterest bearing deposits	247,346,466		234,063,213		229,229,562		228,810,018		226,431,720
	1,062,410,428		1,044,045,359		1,032,330,837		1,036,160,912		1,038,361,009

Other Liabilities	10,072,582		9,603,037		10,813,815		8,360,917		7,569,553
Noncontrolling Interest	262,435		270,521		285,355		300,800		363,349
Stockholder's Equity	132,640,306		129,910,117		125,061,244		128,966,748		117,315,157
Total Liabilities and Stockholder's Equity	$1,205,385,751		$1,183,829,034		$1,168,491,251		$1,173,789,377		$1,163,609,068

Net interest spread		3.86%		4.17%		4.18%		4.54%		4.58%
Net interest income and Net interest margin(1)	$10,545,444	3.97%	$11,047,069	4.28%	$10,809,169	4.29%	$11,986,354	4.64%	$11,933,938	4.69%

(1)

Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.  See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments negatively impacted the yield on loans and decreased the net interest margin for the three month period ending September 30, 2014 compared to a positive impact in yield on loans in each of the prior four periods as follows:

	9/30/2014		6/30/2014		3/31/2014		12/31/2013		9/30/2013
	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on
	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Commercial loans (1)	$(16,219)	(0.01)	$(3,509)	—%	$7,468	—%	$102	—%	$14,763	0.01
Mortgage loans (1)	(278,619)	(0.1)	344,403	0.13	287,526	0.11	1,322,480	0.51	1,221,653	0.48
Consumer loans	4,209	—	6,338	—	4,635	—	7,821	—	6,032	—
Interest bearing deposits	131,837	0.05	162,452	0.06	129,327	0.05	164,527	0.06	178,556	0.07
Total Fair Value Accretion (Amortization)	$(158,792)	(0.06)	$509,684	0.19%	$428,956	0.16%	$1,494,930	0.57%	$1,421,004	0.56

(1)	Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	9/30/2014		6/30/2014		3/31/2014		12/31/2013		9/30/2013
	Net Interest		Net Interest		Net Interest		Net Interest		Net Interest
	Income	Yield	Income	Yield	Income	Yield	Income	Yield	Income	Yield
GAAP net interest income	10,155,351	3.82%	$10,611,481	4.11%	$10,359,291	4.11%	$11,534,123	4.46%	$11,475,835	4.51%
Tax equivalent adjustment
Federal funds sold	-	-	-	-	-	-	-	-	-	-
Investment securities	294,770	0.11	258,980	0.1	281,377	0.11	282,137	0.11	286,755	0.11
Loans	95,323	0.04	176,608	0.07	168,501	0.07	170,094	0.07	171,348	0.07
Total tax equivalent adjustment	390,093	0.15	435,588	0.17	449,878	0.18	452,231	0.18	458,103	0.18
Tax equivalent interest yield	$10,545,444	3.97%	$11,047,069	4.28%	$10,809,169	4.29%	$11,986,354	4.64%	$11,933,938	4.69%

Old Line Bancshares, Inc. & Subsidiaries

Selected Loan Information

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Acquired Loans(1)
Accruing	$183,102	$199,859	$206,517	$214,087	$227,455
Non-accrual(2)	1,291	593	861	663	-
Accruing 30-89 days past due	1,569	1,478	2,977	4,465	2,985
Accruing 90 or more days past due	942	1,271	477	1,655	2,434
Net charge offs	316	106	148	(43)	405

Legacy Loans(3)
Accruing	$698,589	$691,591	$633,426	$620,560	$565,917
Non-accrual	3,263	7,176	7,202	8,156	1,870
Accruing 30-89 days past due	3,411	2,177	1,601	1,574	2,292
Accruing 90 or more days past due	305	674	218	-	1,951
Net charge offs	2,691	(4)	169	56	(3)

Allowance for loan losses as % of held for investment loans	0.44%	0.71%	0.57%	0.58%	0.55%
Allowance for loan losses as % of legacy loans	0.55%	0.8%	0.76%	0.78%	0.77%
Total non-performing loans as a % of held for investment loans	0.96%	1.08%	1.56%	1.73%	0.77%
Total non-performing assets as a % of total assets	0.7%	1.2%	1.12%	1.27%	1.03%

(1)	Acquired loans represent all loans acquired on April 1, 2011 from MB&T and on May 10, 2013 from WSB. We originally recorded these loans at fair value upon acquisition.
(2)

These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.  At acquisition, we recorded these loans at fair value.  Until the December 31, 2013 quarter, we recognized interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.  In the fourth quarter of 2013, we are no longer recording interest on these loans that were not purchased as credit impaired.

(3)	Legacy loans represent total loans excluding loans acquired on April 1, 2011 and May 10, 2013.